SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A


              Current Report Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): April 15, 1998
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                             ICC Technologies, Inc.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)



                                    Delaware
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                 (State or other jurisdiction of incorporation)





        0-13865                                         23-368845
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(Commission File Number)                    (IRS Employer Identification No.)




                   330 South Warminster Road, Hatboro PA 19040
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          (Address of principal executive offices, including zip code)




                                 (215) 682-6600
                         -------------------------------
                         (Registrant's telephone number)




     -----------------------------------------------------------------------
         (Former name or former address, if changed since last report.)




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          The purpose of this Report is to amend the Registrant's Current Report on Form 8-K dated April 15, 1998 relative to the acquisition of Rare Medium, Inc. This Report supplements the information provided under Item 2 and amends the information provided under Item 7(a) and 7(b) to include the historical financial statements of Rare Medium, Inc. and pro forma financial statements of ICC Technologies, Inc.

Item 2.  Acquisition or Disposition of Assets

General

         On April 15, 1998 (the "Effective Time"), pursuant to the terms of a Merger Agreement and Plan of Reorganization dated as of April 8, 1998 (the "Rare Medium Merger Agreement"), ICC Technologies, Inc. ("ICC") acquired by merger Rare Medium, Inc., a privately held New York corporation ("Rare Medium") (the "Merger"). Rare Medium is an Internet professional services company engaged in the design, delivery and implementation of Internet web site applications and strategies, primarily for Global 2000 companies with its principal offices located in New York City. See "Business of Rare Medium"; "Risk Factors Relating to Rare Medium" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Rare Medium" below. The assets of Rare Medium are comprised generally of cash, accounts receivable, prepaid expenses, work in process, equipment and leasehold improvements. ICC intends to reflect the transaction as a purchase for accounting purposes. At the Effective Time, Rare Medium was merged with RareMedium Acquisition Corp. ("Acquisition Corp."), a newly-formed wholly-owned subsidiary of ICC, with Rare Medium surviving the merger and becoming a wholly-owned subsidiary of ICC. In consideration for merging with ICC's subsidiary, the stockholders of Rare Medium (the "Rare Medium Stockholders") received at the Effective Time in exchange for all of the outstanding shares of common stock of Rare Medium total consideration of approximately $46.2 million, consisting of $10 million in cash, 4,269,300 shares of common stock of ICC, and a promissory note in the principal amount of $22.2 million.

         The Rare Medium Stockholders constitute a group of 15 individuals and two partnerships, six of whom, including Glenn S. Meyers, are employees of Rare Medium and held approximately 59.4% of the outstanding stock of Rare Medium prior to the Merger. The others were outside investors. None of the Rare Medium Stockholders was affiliated with ICC, its officers or directors, prior to the Merger. The shares of common stock of ICC were issued to the Rare Medium Stockholders in a private placement exempt from the registration requirements under the Securities Act of 1933, as amended (the "Securities Act") and constitute "restricted securities," as such term is defined in Rule 144(a)(3) of the Securities Act. ICC intends to continue the use of the assets of Rare Medium in the same business conducted prior to the Merger. See "Business of Rare Medium" below.

Basic Terms of the Merger Agreement and Related Transactions

         The Merger. On the Effective Time, Acquisition Corp. was merged with and into Rare Medium, and Rare Medium was the surviving corporation in the merger. Each share of voting common stock of Rare Medium issued and outstanding immediately prior to the Effective Time was converted into the right to receive a pro rata portion of $10 million in cash, 4,269,300 shares of common stock of ICC (the "ICC Stock") and a secured promissory note by Rare Medium, the surviving corporation, in the principal amount of $22,200,000, which principal amount is subject to adjustment upward as described below (the "Rare Medium Note") (collectively, the "Merger Consideration"). See "Rare Medium Note" below.

         Rare Medium Note. On the Effective Time, the Rare Medium Note was delivered to Glenn S. Meyers, in his capacity as stockholder representative for the Rare Medium Stockholders. Interest on the principal amount of the Rare Medium Note is payable semi-annually at the prime rate charged by PNC Bank, N.A. in the form of cash or common stock of ICC, at ICC's election, provided, however, that the amount of common stock used to satisfy interest payment obligations cannot exceed 60% of the amount of each such interest payment due unless the amount that exceeds 60% have been registered for re-sale under the Securities Act. The principal amount of the Rare Medium Note is payable one-half on April 15, 2000 and the balance is payable on April 15, 2001. Notwithstanding the foregoing, in the event that (i) ICC or Rare Medium closes a secondary offering or other financing which results in net proceeds to ICC or Rare

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Medium, as the case may be, of $50,000,000 or more, Rare Medium shall within five (5) business days following receipt of such proceeds prepay all amounts due under the Rare Medium Note or (ii) ICC or Rare Medium closes a secondary offering or other financing which results in net proceeds to ICC or Rare Medium, as the case may be, of at least $20,000,000 but less than $50,000,000, Rare Medium shall within five (5) business days following receipt of such proceeds prepay that portion of the amount due under the Rare Medium Note which is equal to forty percent (40%) of the amount of net proceeds of such offering or financing which exceeds $20,000,000. Rare Medium also reserves the right to make non-mandatory payments of principal or interest before they are due without penalty or premium. All prepayments shall first be applied to accrued and unpaid interest, then on the principal amount due on the first installment until fully paid, then applied to the principal amount due on the final installment. The Rare Medium Note is guaranteed by ICC and secured with a pledge of all of the outstanding shares of stock in Rare Medium held by ICC as well as a security interest in all of the assets of Rare Medium.

         ICC Stock Price Guarantee. In the event the average closing price per share as reported by the Wall Street Journal for the common stock of ICC computed for the 60-day calendar period ending on the 12-month anniversary of the Effective Time is less than $3.00, there will be added to the principal amount of the Rare Medium Note the amount determined by multiplying the number of shares of ICC Stock issued as part of the Merger Consideration by the difference between $3.00 and the lesser amount. One-half of the amount of such upward adjustment in the principal amount due under the Rare Medium Note, if any, shall be added to the principal amount maturing on April 15, 2000 and one-half of such adjustment, if any, shall be added to the principal amount maturing on April 15, 2001.

         Officers and Directors of ICC. Effective as of the Effective Time, Messrs. Mark S. Hauser, Albert Resnick, Stephen Schachman, Andrew L. Shapiro, and William A. Wilson, directors of ICC, each resigned from the Board of Directors of ICC. Pursuant to the terms of the Rare Medium Merger Agreement, the Board of Directors of ICC shall be comprised of seven members, consisting of Irwin L. Gross, as Chairman, Robert Aders, Charles Condy (each of whom was a director of ICC prior to the Merger), Glenn S. Meyers, former and current President and Chief Executive Officer of Rare Medium, and three independent members to be nominated by Mr. Meyers and approved by Mr. Gross, each to serve until their successors are duly elected or appointed and qualified in accordance with the bylaws of ICC. Throughout the term of ICC's Employment Agreement with Glenn S. Meyers, ICC has agreed to use its best efforts to cause the officers and directors of ICC to vote their shares of ICC Stock in favor of such individuals as nominees to the ICC Board and to recommend such individuals as nominees for shareholder approval at shareholders meetings from time to time. As of the date of this report, the three independent members have not been nominated to the Board of ICC. On the Effective Time, Glenn S. Meyers was elected President and Chief Executive Officer of ICC to replace William Wilson. See "Board of Directors-ICC Desiccant Technologies, Inc." below.

         Effective May, 1998, John S. Gross was elected the Chief Financial Officer and Senior Vice President of ICC, replacing Manfred Hanuschek, and was also elected the Chief Financial Officer and Senior Vice President of Rare Medium. Mr. Gross previously served as Vice President, Controller of Reader's Digest Association, a $3 billion direct mail publisher, from February 1996 through October 1997. For the previous four years he was Chief Financial Officer for FactSet Research Systems, a leading provider of online integrated database services to the financial community, where he served as their first CFO leading up to their IPO in 1996. Mr. Gross' experience also includes positions as Controller and Manager of Strategic Planning at Pepsi USA, a division of PepsiCo Inc. He started his career at Coopers & Lybrand. He is a Certified Public Accountant, has a NASD Series 27 (Financial Operations Principal) and received an MBA from New York University.

         Officers and Directors of Rare Medium. Effective as of the Effective Time, the Board of Directors of Rare Medium, the surviving corporation, is comprised of the same individuals who are members of the Board of Directors of ICC. Glenn S. Meyers, the President and Chief Executive Officer of Rare Medium prior to the Merger, continues in such office following the Merger.

         Registration of ICC Stock. Pursuant to the Rare Medium Merger Agreement, ICC has agreed to use its best efforts to register for re-sale under the Securities Act any ICC Stock which is delivered in payment of interest due under the terms of the Rare Medium Note (the "Interest Shares"), as soon as practicable following the issuance of the Interest

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Shares, but in any event no later than 180 days following the issuance of the
Interest Shares. In addition, within 180 days following the Effective Time, ICC will use its best efforts to engage an underwriter to conduct a secondary public offering of common stock of ICC on terms reasonably acceptable to the Board of Directors of ICC, and in the event of such engagement, ICC is required to give each of the Rare Medium Stockholders prompt written notice of its intent to do so. Upon the written request of any of the Rare Medium Stockholders given within 30 days after receipt of such notice, ICC is required to cause to be included in such registration that stockholder's pro rata share of ICC Stock, up to an aggregate of 1,000,000 shares of ICC Stock issued to all of the Rare Medium Stockholders upon the Merger. In addition, if ICC is advised in writing in good faith by any managing underwriter of an underwritten offering of the securities being offered pursuant to any such registration statement that the number of shares to be sold by persons other than ICC is greater than the number of such shares which can be offered without adversely affecting the offering, ICC may reduce pro rata the number of shares offered for the accounts of such persons (based upon the number of shares proposed to be sold by each such person) to a number deemed satisfactory by such managing underwriter. In the event that ICC is unable to engage the underwriter and commence a secondary offering as described above within 180 days following the Closing Date, then thereafter ICC shall use its best efforts to register the Registerable Shares of each Rare Medium Stockholder for resale under the Securities Act on Form S-3 or other appropriate form determined by ICC and to keep such registration statement effective as long as possible thereafter but at least through the one-year anniversary of the Effective Time. ICC will pay all expenses in connection with the preparation and filing of the registration statement, provided that such expenses will not include any legal fees or brokerage commissions paid by the Rare Medium Stockholders in connection with the sale of ICC Stock under such registration statement.

         Compensation, Incentive and Benefits.

               (a) Meyers Employment Agreement. In connection with the transactions consummated pursuant to the Rare Medium Merger Agreement, ICC entered into an Employment Agreement effective April 15, 1998 with Glenn S. Meyers. Pursuant to the Employment Agreement, Mr. Meyers has been engaged as the President and Chief Executive Officer of ICC and Rare Medium to serve for a term of 5 years at an annual base salary of $250,000, with a minimum annual increase during the term of not less than 4% per annum. In addition to Base Compensation, Mr. Meyers shall be entitled to receive for each calendar year during the term, incentive compensation equal to 2% of revenues derived from activities of Rare Medium for such calendar year in excess of the revenues of Rare Medium for the preceding year. The Employment Agreement provides Mr. Meyers with a right to terminate the agreement upon a breach of the Agreement or certain events constituting a "change in control" of ICC as defined therein, upon which Mr. Meyers would be entitled to receive all salary and incentive compensation for the remaining term, the cash value of all benefits which would have been received by him for the remaining term and the cash value of all unexercised stock options (whether or not vested) or the cashless exercise value thereof. The Employment Agreement also contains a covenant not to compete with ICC or any of its affiliates for the term of the Employment Agreement, plus one additional year.

               (b) Grant of Stock Options to Meyers. Concurrently with the execution of the Employment Agreement with Mr. Meyers, ICC granted to Mr. Meyers incentive and non-incentive stock options to acquire an aggregate of 2,000,000 shares of common stock of ICC at exercise prices equal to $2.375 per share, which options will become exercisable ratably on a monthly basis over a period of 60 months from the date of grant and expire ten years from the date of grant.

               (c) Other Rare Medium Management Employment Agreements. Five other Rare Medium Stockholders who were employees and stockholders of Rare Medium prior to the Merger also entered into Employment Agreements with Rare Medium upon consummation of the Merger. All of such Employment Agreements provide for base compensation and include a covenant not to compete for the term of the agreement plus one additional year.

               (d) Other Option Grants. In addition to the options to purchase common stock of ICC granted to Mr. Meyers described above, ICC also granted stock options to purchase an aggregate of approximately one million shares of common stock of ICC to certain other employees, consultants and contractors of Rare Medium, which options are priced


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at $2.375 per share and become exercisable ratably on an annual basis over a three year period commencing on the one year anniversary of the date of grant.

         Accounting Treatment. The acquisition of Rare Medium by ICC will be accounted for under the purchase method of accounting.

         Federal Income Tax Consequences. ICC and the Rare Medium Stockholders intend that the Rare Medium Merger Agreement shall constitute a tax-free plan of reorganization pursuant to Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended.

         ICC Restructuring. Pursuant to the terms of the Rare Medium Merger Agreement, ICC agreed that as soon as practicable following the Effective Time, but in no event later than 180 days following the Effective Time, to use its best efforts to cause a "spin-off", through a dividend distribution to ICC's stockholders, (the "Proposed Spin-Off") of ICC's entire interest in ICC Desiccant Technologies, Inc., a Delaware corporation and wholly-owned subsidiary of ICC ("ICC Desiccant Technologies"), such that immediately after the completion of the Proposed Spin-Off, the sole assets and liabilities of ICC and its subsidiaries shall be those assets and liabilities relating to Rare Medium and its business. ICC Desiccant Technologies is the sole general partner of, and holds a 90% interest in, Fresh Air Solutions, L.P., a Pennsylvania limited partnership ("Fresh Air Solutions LP"), which is engaged in the business of designing, manufacturing and marketing, desiccant-based climate control systems. ICC Desiccant Technologies also holds a 20% passive limited partnership interest in Engelhard HexCore, L.P. ("Engelhard HexCore LP"), a desiccant and heat exchange rotor manufacturer which is controlled by a wholly owned subsidiary of Engelhard Corporation. Further, ICC agreed not to enter into or engage in any other business, except as determined from time to time by the Board of Directors. Notwithstanding the foregoing, the Rare Medium Merger Agreement provides that in the event ICC is unable to effectuate the Proposed Spin-Off within 180 days following the Effective Time due to issues relating to compliance with federal or state securities laws or other legal or accounting requirements, or for any other reason which is not within the reasonable control of ICC or which would cause ICC to incur unreasonable expense, such failure shall not constitute a breach of the Rare Medium Merger Agreement.


         As soon as practicable following the Effective Time, but in any event no sooner than ICC's next annual meeting of stockholders to be held within 180 days following the Effective Time, ICC has agreed to submit for stockholder approval an amendment to its charter to change the name of ICC to "Rare Medium, Inc." and will use its best efforts to cause its Board of Directors to approve and recommend for approval such amendment to the stockholders of ICC. Further, ICC has agreed, as soon as practicable following the Effective Time, to cause its stock trading symbol to be changed.

         Following the Effective Time, ICC has agreed to allocate up to $4 million of available cash of ICC for use as working capital for the Rare Medium business.

         Indemnification. The Rare Medium Stockholders and ICC have agreed to indemnify each other for any losses resulting from a breach of, among other things, their respective representations, warranties and covenants contained in the Rare Medium Merger Agreement. To secure the indemnification obligations of the Rare Medium Stockholders thereunder, 2,000,000 shares of ICC Stock delivered to the Rare Medium Stockholders as part of the Merger Consideration have been placed in escrow for a period of 12 months from the date of closing, and the liability of the Rare Medium Stockholders under such indemnification obligations is expressly limited to the value of such shares held in escrow.

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         Finders Fee. ICC paid a finders fee of $200,000 to Seth Joseph Antine upon consummation of the Merger.

Rare Medium Loans

         ICC loaned $350,000 to Rare Medium on December 24, 1997 and an additional $150,000 to Rare Medium in January 1998. In connection with such loans, Rare Medium agreed not to enter into discussions with respect to an acquisition agreement with any other entity (the "Standstill Agreement"). Such loans were unsecured and matured on the earlier of (i) five years, (ii) the consummation of an acquisition agreement by Rare Medium with another entity, or
(iii) the receipt by such candidate of significant financing from other sources, and bore interest at the prime rate of 8.5% payable at maturity. Subsequent to December 31, 1997, ICC loaned an additional $1,000,000 to Rare Medium and its Standstill Agreement was extended through April 30, 1998. Upon the Effective Time of the Merger, the principal amounts of such loans were converted into a contribution to the capital of Rare Medium and the promissory notes evidencing such loans were cancelled.

Officers and Directors of ICC Desiccant Technologies, Inc.

         ICC Desiccant Technologies, Inc., is a wholly-owned subsidiary of ICC which, through its interest in Fresh Air Solutions LP, is engaged in the business of designing, manufacturing and marketing, desiccant-based climate control systems. ICC Desiccant Technologies also holds a 20% passive limited partnership interest in Engelhard HexCore, L.P., a desiccant and heat exchange rotor manufacturer controlled by Engelhard Corporation. Upon the Effective Time of the Merger, William A. Wilson, Robert O. Aders, Albert Resnick and Andrew Shapiro were elected as the entire Board of Directors of ICC Desiccant Technologies by ICC, to serve for the ensuing year and until election and qualification of their successors. Mr. Wilson is also the President and Chief Executive officer of ICC Desiccant Technologies. See "Basic Terms of the Merger Agreement and Related Transactions - ICC Restructuring" above.

Business of Rare Medium

         Rare Medium is an Internet solutions provider that provides Intranet, Extranet and Web site solutions and services to businesses. Rare Medium provides a package of services to businesses by combining advertising agency creative and marketing skills with information technology services. Rare Medium offers a comprehensive range of services to deliver Internet solutions designed to improve clients' business processes. Rare Medium's services include strategy consulting; needs analysis; creative, design and technology development; content development, implementation and integration; audience development; application development; maintenance and hosting. Rare Medium markets its services to medium and large-sized companies.


         Rare Medium combines talent and experience in the areas of client services, marketing, technology, creative design, production management, and business consulting designed to produce business solutions that satisfy clients' needs. Rare Medium believes that its work has proven that with skilled planning and a crafted approach, new media can enhance communication and streamline business processes.


         Business & Marketing Consulting: Rare Medium works with clients to identify business objectives; Rare Medium's professionals assist with strategy briefs and cost benefit analysis for projects. Rare Medium offers analysis of clients' market positions, technical infrastructures, and specific business requirements for solutions.

         In the area of marketing and promotions, Rare Medium offers clients the following online marketing solutions, as well as programs tailored to each specific client, including search engine registration and positioning, and targeted public relations strategy. Rare Medium can also provide support in:

         o Media execution - working with its clients to develop advertising strategies that accomplish online marketing goals and objectives.

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         o   Tracking and evaluation - tracking all visitor activity on clients'
             sites, and providing detailed reports based on clients' needs.

         o Audience development - recommending and implementing plans to expand clients' consumer base.

         Web Site Development: Rare Medium is known for its expertise at creating branded environments, both for kids and for adults, that build on product equity. Rare Medium can build e-commerce sites that optimize the Internet as a distribution system. Rare Medium can also help clients meet specific goals with the construction of intranets, extranets, and unique software tailored to client needs. The design, strategy and development use available and current technologies.

         Custom Application Development: Rare Medium creates communications solutions for clients in a variety of media, including Internet Web sites, CD-ROMs, and kiosks, using top-notch creative talent and state-of-the-art technology. Rare Medium designs and architects secure corporate intranets and extranets that can reduce the costs of internal communication and refine work flow. Specifically, Rare Medium can:

         o build e-commerce solutions that help businesses take advantage of the Internet as a new distribution system.

         o create branded environments that build brand loyalty, promote products, and generate new leads for our clients.


         o build corporate training tools that are versatile, updateable, and take advantage of new technology to improve work processes.


         o create administration tools that allow Rare Medium or its clients to easily update and add content to a Web-based interface.

         o use powerful Active Server Page technology to give content updaters control over adding, deleting, and editing database elements.

         Internet Service & Hosting: By hosting its clients' sites Rare Medium is able to develop and maintain the site with complete parity between the development and live environments. Rare Medium locates its live servers in a state-of-the-art 7x24 facility offering high-speed access to the Internet.

Risk Factors Relating to Rare Medium

         As a result of the acquisition of Rare Medium on April 15, 1998, the overall operations of ICC have substantially changed. The following risk factors relating to Rare Medium and its business should be considered, along with those risks discussed in ICC's filings previously made with the Securities and Exchange Commission.

         Extremely Limited Operating History. Rare Medium was founded in September 1995 and has only a limited operating history on which to base an evaluation of its business and prospects. There can be no assurance that Rare Medium will be successful in meeting the challenges and addressing the risks it faces as a company both in an early stage of development and in a new and rapidly expanding market such as internet services, and the failure to do so could have a material adverse effect on Rare Medium's, and in turn, ICC's, business, results of operations and financial condition.

         Future Capital Needs; Uncertainty of Additional Financing. Rare Medium's future liquidity and capital requirements will depend upon numerous factors, including the success of Rare Medium's existing and new service offerings, competing technological and market developments and the success of Rare Medium's growth and acquisition strategy. ICC may sell additional equity or debt securities or seek additional credit facilities to fund Rare Medium's


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capital requirements and satisfy its debt obligations to the former stockholders of Rare Medium. Sales of additional equity or convertible debt securities would result in additional dilution to ICC's stockholders. Rare Medium may also need to raise additional funds sooner in order to support more rapid expansion, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. There is no guaranty that such funding will be available, or available under terms acceptable to ICC or Rare Medium. If Rare Medium requires and is unable to obtain such funding, there would be a material adverse effect on Rare Medium's, and in turn, ICC's, business, results of operations and financial condition. If adequate funds are not available on acceptable terms, Rare Medium may be unable to develop or enhance its services and products, take advantage of future opportunities or respond to competitive pressures, any of which could have a material adverse effect on Rare Medium's, and in turn, ICC's, business, results of operations and financial condition.

         Risks Related to Acquisitions. A key component of Rare Medium's growth strategy is the acquisition of Internet professional services firms that meet Rare Medium's criteria for revenues, profitability, growth potential and operating strategy. There can be no assurance that Rare Medium or ICC will be able to acquire such candidates on acceptable terms or that pursuing such acquisitions, regardless of whether such acquisitions are completed, will not have a material adverse impact, either directly or indirectly, on Rare Medium, and in turn, ICC's, business, results of operations and financial condition.


         Potential Fluctuations in Operating Results. As a result of Rare Medium's limited operating history, growth and the nature of the markets in which it competes, Rare Medium's historical financial data is of limited value in planning future operating expenses. Rare Medium believes that period-to-period comparisons of its operating results are not meaningful and that the results for any period should not be relied upon as an indication of future performance. It is difficult to forecast accurately Rare Medium's revenues which are derived from the services it offers in providing Internet solutions. A significant shortfall in demand for Rare Medium's services could have an immediate and material adverse effect on Rare Medium's, and in turn, ICC's, business, results of operations and financial condition. In addition, Rare Medium's quarterly results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of Rare Medium's control, including, but not limited to, demand for Internet solutions, the availability of suitable acquisition candidates, Rare Medium's ability to attract and retain skilled qualified personnel, government regulation and general economic conditions. Furthermore, it is possible that in some future quarters Rare Medium's results of operations may fall below the expectations of securities analysts and investors. In such event, the trading price of ICC's common stock would likely be materially and adversely affected.


         Dependence on Key Personnel; Recruitment and Retention of Internet Solutions Professionals. Rare Medium's performance is substantially dependent on the continued services and on the performance of its executive officers and other key employees, many of whom have worked together only for a relatively short period of time. The loss of the services of any of its executive officers or other key employees could have a material adverse effect on Rare Medium's, and in turn, ICC's, business, results of operations and financial condition. Further, Rare Medium's success depends in large part on its ability to identify, hire, train and retain Internet professionals who can provide the technical, strategic, creative, marketing and audience development skills required by clients. There is a shortage of qualified personnel and Rare Medium competes with other companies for this limited pool. Accordingly, there can be no assurance that Rare Medium will be able to attract or retain such qualified personnel in the future which if it fails to do so would have a material adverse effect on Rare Medium's, and in turn, ICC's, business, results of operations and financial condition.

         Competition; Low Barriers to Entry. The market for Internet professional services is relatively new, intensely competitive, rapidly evolving and subject to rapid technological change. Rare Medium expects competition to persist and increase in the future. Increased competition may result in price reductions, reduced margins and loss of market share, any of which could materially adversely affect Rare Medium's, and in turn, ICC's, business, results of operations and financial condition. Furthermore, most of Rare Medium's current and potential competitors have longer operating histories, larger installed customer bases, greater name recognition, longer relationships with clients and significantly greater financial, technical, marketing and public relations resources than Rare Medium and ICC, and could at any time increase their resource commitments to Rare Medium's markets. Further, there are relatively low barriers to entry into


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Rare Medium's business and Rare Medium expects that it will face additional competition from new market entrants in the future. Accordingly, there can be no assurance that existing or future competitors will not develop or offer services that provide significant performance, price or other advantages over those offered by Rare Medium, any of which could have a material adverse effect on Rare Medium's, and in turn, ICC's, business, results of operations and financial condition.

         Management of Growth; Integration of Acquisitions. Rare Medium's growth has placed, and its anticipated continued growth through acquisitions and otherwise, is expected to continue to place, a significant strain on Rare Medium's, and in turn, ICC's, managerial, operational, financial and other resources. As of March 31, 1998, Rare Medium had grown to 57 employees since its inception in September 1995, and it expects that continued hiring of new personnel will be required to support its business. There can be no assurance that Rare Medium's or ICC's existing or future systems, procedures or controls will be adequate to support Rare Medium's operations or that Rare Medium's and ICC's management will be able to manage the growth and successfully integrate the organizations that Rare Medium acquires, if any. If Rare Medium is unable to manage either internal growth or growth through acquisitions effectively, Rare Medium's, and in turn, ICC's, business, results of operations and financial condition will be materially adversely affected.


         Uncertain Maintenance and Strengthening of the Rare Medium Brand. Rare Medium believes that the maintenance and strengthening of the Rare Medium brand is an important aspect of its efforts to attract and maintain clients and that the importance of brand recognition will increase as competition in the market for Internet professional services increases. A single engagement could tarnish the perception of Rare Medium as a whole. Moreover, client dissatisfaction with a single engagement could tarnish the perception of Rare Medium as a whole, despite any efforts by Rare Medium to maintain and strengthen the Rare Medium brand name. If Rare Medium fails to promote and maintain its brand, or incurs excessive expenses in an attempt to promote and maintain its brand, Rare Medium's, and in turn, ICC's, business, results of operations and financial condition will be materially adversely affected.



         Reliance Upon Key Strategic Relationships. Rare Medium has established key strategic relationships with Microsoft and Marcomedia. The loss of either of these relationships would deprive Rare Medium of the opportunity to gain early access to leading-edge technology, cooperatively market products with the vendor, cross-sell additional services and gain enhanced access to vendor training and support. In the event that either of these strategic relationships is terminated, Rare Medium's, and in turn, ICC's, business, results of operations and financial condition may be materially adversely affected.


         Dependence on Limited Number of Customers. In 1997, Rare Medium had 2 customers each of which accounted for more than 10% of Rare Medium's net sales and all together accounted for approximately 30% of Rare Medium's net sales in 1997. None of the customers of Rare Medium have a long term contractual obligation to make purchases from Rare Medium. Since customer contracts can be canceled and purchase levels can be changed or purchases delayed at any time, the timely replacement of canceled, delayed or reduced contracts with new orders cannot be assured. While Rare Medium expects its clients to vary from year to year and does not believe that it is dependent upon any single customer, the loss of one or more of its customers could have a material adverse effect on Rare Medium's, and in turn, ICC's, business, results of operations and financial condition.

         Uncertain Adoption of Internet Solutions; Dependence on Client Outsourcing. The market for Rare Medium's services will depend upon the adoption of Internet solutions by companies to improve their business processes. If critical issues concerning the ability of Internet solutions to improve business processes are not resolved or if the necessary infrastructure is not developed, Rare Medium's, and in turn, ICC's, business, results of operations and financial condition will be materially adversely affected.

         Rapid Technological Change. There can be no assurance that Rare Medium will be successful in responding quickly, cost-effectively and sufficiently to the rapid technological change that characterizes the market for Internet professional services. If Rare Medium is unable, for technical, financial or other reasons, to adapt in a timely manner in response to changing market conditions or client requirements, Rare Medium's, and in turn, ICC's, business, results of operations and financial condition would be materially adversely affected.

         Potential Liability to Clients. Rare Medium's failure or inability to meet a client's expectations in the performance of its services could injure Rare Medium's business reputation or result in a claim for substantial damages against Rare Medium or ICC, regardless of its responsibility for such failure. Such harm to Rare Medium's reputation or claim for damages, could adversely affect Rare Medium's, and in turn, ICC's, business, results of operations and financial condition.

         Government Regulation and Legal Uncertainties. Rare Medium is not currently subject to direct government regulation, other than pursuant to the securities laws and the regulations thereunder applicable to all publicly owned companies, and laws and regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to, or commerce on, the Internet. Due to the increasing popularity and use of the Internet, it is likely that a number of laws and regulations may be adopted at the local, state, national or international levels with respect to the Internet. Such laws and regulations could have a material adverse effect on Rare Medium's, and in turn, ICC's, business, results of operations and financial condition.

         Year 2000 Compliance. Rare Medium utilizes a significant number of computer software programs and operating systems across its entire organization, including applications used in operating network access, content providers, and various administrative and billing functions. To the extent Rare Medium's software applications contain source codes that are unable to appropriately interpret the upcoming calendar year 2000, some level of modification, or even possibly replacement of such applications, may be necessary. Rare Medium is in the early stages of conducting its Year 2000 audit and therefore is unable to make a reasonable estimate of the costs associated with Year 2000 compliance. Accordingly, no assurance can be given that any or all of Rare Medium's or third party systems are or will be Year 2000 compliant or that the costs required to address the Year 2000 issue or the impact of a failure to achieve substantial Year 2000 compliance will not have a material adverse effect on Rare Medium's, and in turn, ICC's, business, results of operations and financial condition.

Management's Discussion and Analysis of Financial Condition and Results of Operations of Rare Medium

         Management's Discussion and Analysis of Financial Condition and Results of Operations of Rare Medium below relates to periods prior to ICC's acquisition of Rare Medium on April 15, 1998. For Management's Discussion and Analysis of Financial Condition and Results of Operations of ICC for such periods, reference is made to ICC's Annual Report on Form 10-K, as amended on Form 10-K/A, for the year ended December 31, 1997 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

         Safe Harbor for Forward-Looking Statements

         Management's Discussion and Analysis of Financial Condition and Results of Operations of Rare Medium below contains certain forward-looking statements that involve risks and uncertainties, including statements regarding Rare Medium's strategy, financial performance, and revenue sources. Such forward-looking statements include, among others, those statements including the words, "expects", "anticipates", "intends", "believes" and similar language. Rare Medium's actual results could differ materially from the results anticipated in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, and the risks discussed under the caption, "Risk Factors Relating to Rare Medium" above.

         Overview

         Rare Medium is a wholly-owned subsidiary of ICC, acquired by ICC on April 15, 1998. Rare Medium is an Internet professional services firm that provides Intranet, Extranet and Web site solutions and services to businesses. Rare Medium offers a comprehensive range of services to deliver Internet solutions designed to improve clients' business processes. Rare Medium's services include strategy consulting; needs analysis; creative, design and technology development; content development, implementation and integration; audience development; application development; maintenance and hosting. Rare Medium markets its services to large and medium-sized companies.

         Rare Medium was formed as a privately held company in September of 1995 and, accordingly, has only a limited operating history upon which to base an evaluation of its business and prospects. Rare Medium and its prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development, particularly companies in new and rapidly evolving markets such as Interactive media and Internet professional services. Such risks for Rare Medium include, but are not limited to, an evolving business model and the management of both internal and acquisition-based growth. To address these risks, Rare Medium must, among other things, continue to develop the strength and quality of its operations, maximize the value delivered to clients, enhance the Rare Medium brand, respond to competitive developments and continue to attract, retain and motivate qualified employees. There can be no assurance that Rare Medium will be successful in meeting these challenges and addressing such risks, and the failure to do so could have a material adverse effect on Rare Medium's and, in turn, ICC's business, results of operations and financial condition. Although Rare Medium has experienced revenue growth in recent periods, such historical growth rates may not be sustained or indicative of future operating results. To the extent that revenues do not grow at anticipated rates, that increases in operating expenses precede or are not subsequently followed by commensurate increases in revenues or that Rare Medium is unable to adjust operating expense levels accordingly, Rare Medium's, and in turn ICC's, business, results of operations and financial condition will be materially and adversely affected. For additional discussion, see "Risk Factors" above.

         Results of Operations

         Revenue:

         For the quarter ended March 31, 1998, revenue was $1.0 million, an increase of 101 % over the first quarter of 1997. Revenue for fiscal year 1997 was $ 3.9 million, an improvement of 279 % over the prior year. In 1996, revenues increased to $ 1.0 million from less than $0.1 million for the three month period in 1995, Rare Medium's initial year of operation. The revenue increases generally are the result of growth in the number of projects, in addition to an increase in the revenue per project.

         Expenses:

                 Cost of Revenues:

                 Cost of revenues include principally salaries and some additional expenses directly associated with projects. Cost of revenues increased to $ 0.6 million for the quarter ended March 31, 1998, up from $ 0.2 million in same period in 1997. The gross margin declined from 56% in the first quarter of 1997 to 40% for the comparable period in 1998. The decrease in margin, as well as the increase in absolute dollars, were due primarily to increased investment in personnel and higher revenues. Gross margin for the year ended December 31, 1997 was 60%, up from 52% in the prior year. For the fiscal year ended December 31, 1997, cost of revenue increased to $ 1.5 million from $
0.5 million in 1996. The increase is principally the result of higher revenues and increased investment in personnel.

                 Operating Expenses:


                 Operating expenses in 1997 increased to $5.9 million from $0.3 million in 1996 primarily as the result of non-cash compensation charges (stock-based) of $4.1 million and a non-cash finder's fee of $0.5 million. Excluding these expenses, operating expenses increased $1.0 million.


                 Operating expenses for the three months ended March 31, 1998 increased to $0.6 million from $0.1 million for the three months ended March 31, 1997, primarily due to the hiring of additional personnel and related costs discussed below.

                 General and Administrative:

                 The increases in expenses are attributable to increases in personnel and related costs to manage and support Rare Medium's current and expected internal growth and the growth anticipated with its planned acquisition program. Rare Medium expects general and administrative expenses to increase on an absolute dollar basis as Rare Medium hires additional personnel, expands into new markets and incurs additional costs related to the growth of its business, promotion of the Rare Medium brand, and its operations as part of a public company.

                 Non-operating Items and Income Taxes:

                 Interest income increases are the result of increases in cash and cash equivalents available for investment. Interest income in future periods may fluctuate as a result of fluctuations in average cash balances maintained by Rare Medium and changes in the market rate of its investments. Increases in depreciation and amortization are the result of significant additions in technical equipment to support the increase in personnel and revenue growth. The company elected "S" corporation status, effective January 1, 1996, under the applicable provisions of the Internal Revenue Code and New York State income tax law. The net income of the company flows through to the shareholders' income tax return. Accordingly, no provision for Federal income taxes has been made. The company remains liable for New York State Corporation Tax and New York City General Corporation Tax.

                 Net Income:


                 Net income decreased from $0.2 million in 1996 to a loss of $3.6 million in 1997 as a result of non-cash compensation charges of $4.1 million and a non-cash finder's fee of $0.5 million. Excluding these expenses, net income before taxes increased approximately $0.8 million, which was in excess of 300% above the prior year.


                 Rare Medium recorded a net loss of $0.2 million for the three months March 31, 1998 as compared to net income of $0.2 million for the same period in 1997. The net loss was primarily due to the hiring of additional personnel and related costs in all areas of Rare Medium as it continued to build its infrastructure to manage and support Rare Medium's current and anticipated growth internally and growth anticipated through its planned acquisition program, all aimed toward expanding its markets and increasing its brand awareness.

         Liquidity and Capital Resources

                 Rare Medium had $1.2 million in cash and equivalents at March 31, 1998. Rare Medium recorded a net loss of $0.2 million for the three months March 31, 1998 as compared to net income of $0.2 million for the same period in 1997. In addition to the operating loss, Rare Medium's major use of cash for the three months ending March 31, 1998 related to equipment purchases, costs related to leasehold improvements and Rare Medium's move to its new location. During this three month period, Rare Medium also received $1,150,000 as proceeds from loans from ICC. See "Rare Medium Loans" above.

                 Management anticipates that Rare Medium will experience a substantial increase in its capital expenditures and lease commitments consistent with its anticipated growth in operations, infrastructure and personnel. Rare Medium currently anticipates that it will continue to experience significant growth in its operating expenses for the foreseeable future and that its operating expenses will be a material use of Rare Medium's cash resources. In addition, Rare Medium expects to have an active acquisition program as a critical part of its growth strategy. These acquisitions will represent a significant use of capital.


                 While Rare Medium believes it has the capital resources to meet its short term needs covering at least the next twelve months, it may be required to raise additional capital during such period to fund working capital or debt service requirements. In addition, ICC anticipates it will need to raise capital to retire the $22.2 million in debt incurred by ICC in connection with the Rare Medium acquisition, which matures one-half in the year 2000 and one-half in the year 2001.

                 ICC may sell additional equity or debt securities or seek credit facilities to fund Rare Medium's capital requirements and to satisfy its debt obligations to the former stockholders of Rare Medium. As of the date hereof, neither ICC nor Rare Medium has entered into any binding agreements or commitments to sell additional equity or debt securities or to obtain a credit facility for such purposes. Sales of additional equity or convertible debt securities would result in additional dilution to ICC's stockholders. Rare Medium may need to raise additional funds sooner in order to support more rapid expansion, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. Rare Medium's future liquidity and capital requirements will depend upon numerous factors, including the success of Rare Medium's existing and new service offerings and competing technological and market developments. There is no guaranty that such funding will be available, or available under terms acceptable to ICC or Rare Medium. If ICC or Rare Medium requires and is unable to obtain such funding, there would be a material adverse effect on Rare Medium's, and in turn ICC's, business, results of operations and financial condition. See "Risk Factors--Future Capital Needs; Uncertainty of Additional Financing."

                 To the extent that revenues do not grow at anticipated rates, that increases in operating expenses precede or are not subsequently followed by commensurate increases in revenues or that Rare Medium is unable to adjust operating expense levels accordingly, Rare Medium's and, in turn, ICC's business, results of operations and financial condition will be materially and adversely affected.


                 Recent Accounting Developments

                 In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. ICC has not yet determined the impact, if any, of adopting SOP 98-1, which will be effective for ICC's year ending December 31, 1999

                 Rare Medium utilizes a significant number of computer software programs and operating systems across its entire organization, including applications used in operating network access, content providers, and various administrative and billing functions. To the extent Rare Medium's software applications contain source codes that are unable to appropriately interpret the upcoming calendar year 2000, some level of modification, or even possibly replacement of such applications, may be necessary.


                 Rare Medium has appointed a Year 2000 Task Force to perform an audit to assess the scope of Rare Medium's risks and bring its applications into compliance. This Task Force is currently in the process of completing its identification of applications that are not Year 2000 compliant. In addition, Rare Medium has begun to ask its vendors, joint venture partners and content partners about their progress in identifying and addressing problems that their computer systems may face in correctly processing date information related to the Year 2000.


                 Rare Medium is in the early stages of conducting its Year 2000 audit and therefore is unable to make a reasonable estimate of the costs associated with Year 2000 compliance. Accordingly, no assurance can be given that any or all of Rare Medium's or third party systems are or will be Year 2000 compliant or that the costs required to address the Year 2000 issue or the impact of a failure to achieve substantial Year 2000 compliance will not have a material adverse effect on Rare Medium's, and in turn, ICC's, business, financial condition or results of operations.

Item 7.  Financial Statements and Exhibits

(a)  Financial statements of businesses acquired.

                          Index to Financial Statements
                                Rare Medium, Inc.

                                                                                                  Page
                                                                                                  ----


Financial statements for the three month periods ended March 31, 1998 and 1997
(unaudited) and for the years ended December 31, 1997 and 1996 and for the period September 25, 1995 (date of formation) to December 31, 1995:


         Report of Independent Accountants                                                       15

         Balance sheets as of March 31, 1997 and 1998 (unaudited), December 31,                  16
         1997 and December 31, 1996

         Statements of operations for the three month periods ended March 31,                    17
         1997 and 1998 (unaudited) and for the years ended December 31, 1997 and
         1996 and for the period September 25, 1995 (date of formation) to
         December 31, 1995

         Statements of changes in stockholders' equity for the three month                       18
         period ended March 31, 1997 and 1998 (unaudited) and for the years ended December 31, 1997 and 1996 and for the period September 25, 1995
         (date of formation) to December 31, 1995

         Statements of cash flows for the three month periods ended March 31,                    19
         1997 and 1998 (unaudited), and for the years ended December 31, 1997 and 1996 and for the period September 25, 1995 (date of formation) to
         December 31, 1995

         Notes to financial statements                                                           20

                        Report of Independent Accountants




To The Stockholders of
Rare Medium, Inc.
44 West 18th Street, 6th Floor
New York, NY  10011


We have audited the accompanying balance sheets of Rare Medium, Inc. (an S Corporation) as of December 31, 1997 and 1996, and the related statements of operations and retained earnings (deficit), changes in stockholders' equity, and cash flows for the years then ended and for the period September 25, 1995 (date of formation) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rare Medium, Inc. as of December 31, 1997 and 1996, and the results of its operations, and its cash flows for the years then ended and for the period September 25, 1995 (date of formation) to December 31, 1995 in conformity with generally accepted accounting principles.


GOULD & COMPANY, P.C.


New York, NY
May 26, 1998

                                RARE MEDIUM, INC.
                                 BALANCE SHEETS


                                     ASSETS
                                                                        December 31,               (Unaudited)
                                                                                                     March 31,

                                                                    1996           1997           1997         1998
                                                                -----------    -----------    -----------   -----------
CURRENT ASSETS:
  Cash and cash equivalents                                     $   376,501    $   543,856    $   471,787   $ 1,198,849

  Accounts receivable - less allowance
   for doubtful accounts                                             66,091      1,261,064        327,754     1,169,107
  Work in process                                                    93,242        114,263         90,636        54,750
  Prepaid expenses                                                    8,515          5,688          8,306         3,951
                                                                -----------    -----------    -----------   -----------
          Total current assets                                      544,349      1,924,871        898,483     2,426,657
PROPERTY AND EQUIPMENT, NET                                         123,797        347,226        174,069       768,448
OTHER ASSETS, NET
                                                                     12,000        342,400        312,000       344,730
                                                                -----------    -----------    -----------   -----------
          Total assets                                          $   680,146    $ 2,614,497    $ 1,384,552   $ 3,539,835
                                                                ===========    ===========    ===========   ===========

                         LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts payable                                             $     6,744    $   162,224    $    37,016   $   284,060
   Accrued payroll expense                                           26,708            396          4,230           808
   Deferred taxes payable                                              --            9,739         11,316         7,353
   Income taxes payable                                              22,014            425            325           325
   Deferred revenue                                                 113,842        233,785        135,706        69,250
                                                                -----------    -----------    -----------   -----------
          Total current liabilities                                 169,308        406,569        188,593       361,796


NOTES PAYABLE TO ICC
 TECHNOLOGIES, INC                                                     --          350,000           --       1,500,000
DEFERRED RENT PAYABLE                                                  --           29,986           --          74,665
COMMITMENTS
STOCKHOLDERS' EQUITY:                                                  --             --             --            --
  Common stock - No par value (10,000,000
    shares authorized; 3,000,000 shares issued at
    December 31, 1995; 3,125,000 shares issued at
    December 31, 1996; 3,350,000 shares issued at
    March 31, 1997 (unaudited), December 31,
    1997, and March 31, 1998 (unaudited))                             5,208          5,583          5,583         5,583
  Additional paid-in capital                                        249,792      5,348,058        759,417     5,348,058
  Retained Earnings (Deficit)                                       255,838     (3,525,699)       430,959    (3,750,267)
                                                                -----------    -----------    -----------   -----------
    Total stockholders' equity                                      510,838      1,827,942      1,195,959     1,603,374
                                                                -----------    -----------    -----------   -----------
        Total liabilities and
          stockholders' equity                                  $   680,146    $ 2,614,497    $ 1,384,552   $ 3,539,835
                                                                ===========    ===========    ===========   ===========




                 See accompanying notes to financial statements.

                                RARE MEDIUM, INC.
            STATEMENTS OF OPERATIONS AND RETAINED EARNINGS (DEFICIT)



                                      Period from
                                 September 25, 1995                                       (Unaudited)
                                (date of formation)          Years Ended               Three Months Ended
                                  to December 31,            December 31,                   March 31
                                        1995             1996          1997           1997           1998
                                    -----------      -----------    -----------    -----------    -----------
REVENUE                             $    85,591      $ 1,017,787    $ 3,856,223    $   519,184    $ 1,041,532

COST OF PROFESSIONAL
SERVICES                                   --            452,050      1,431,838        212,489        577,052

DEPRECIATION AND
AMORTIZATION                              3,958           33,593        106,840         13,495         43,376
                                    -----------      -----------    -----------    -----------    -----------


   Gross profit                          81,633          532,144      2,317,545        293,200        421,104
OPERATING EXPENSE
(INCOME):
   General and administrative            15,611          325,996      1,349,494        105,884        650,006
   Interest and dividend income            --             (2,810)       (21,921)        (5,830)        (6,167)
   Interest expense                        --               --             --             --            1,208
   Stock-based Compensation                --               --        4,088,641           --             --
   Finders Fee                             --               --          500,000           --             --
                                    -----------      -----------    -----------    -----------    -----------
     Total net operating expenses        15,611          323,186      5,916,214        100,054        645,047
                                    -----------      -----------    -----------    -----------    -----------


INCOME (LOSS) BEFORE
  PROVISION FOR INCOME
    TAXES                                66,022          208,958     (3,598,669)       193,146       (223,943)

PROVISION FOR INCOME TAXES                 --             19,142         29,135         18,025            625
                                    -----------      -----------    -----------    -----------    -----------

NET INCOME (LOSS)                        66,022          189,816     (3,627,804)       175,121       (224,568)

RETAINED EARNINGS
(DEFICIT)
   Beginning of year/period                --             66,022        255,838        255,838     (3,525,699)

DISTRIBUTIONS                              --               --          153,733           --             --
                                    -----------      -----------    -----------    -----------    -----------
RETAINED EARNINGS
DEFICIT - End of
 year/period                        $    66,022      $   255,838    $(3,525,699)   $   430,959    $(3,750,267)
                                    ===========      ===========    ===========    ===========    ===========



                 See accompanying notes to financial statements.

                                RARE MEDIUM INC.
                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
               For the Period September 25, 1995 to March 31, 1998


                                                                                                        Total
                                  Shares          Common         Additional          Retained        Stockholders
                                  Issued           Stock       Paid-in Capital       Earnings           Equity
                               -----------      -----------    ---------------      -----------      ------------
Issuance of common stock         3,000,000      $     5,000             --                --         $     5,000
Net Income                                                                          $    66,022           66,022
                               -----------      -----------      -----------        -----------      -----------
BALANCE DECEMBER 31, 1995        3,000,000            5,000             --               66,022           71,022


Issuance of common stock for
Cash                               125,000              208      $   249,972              --             250,000
Net income                                                                             189,816           189,816
                               -----------      -----------      -----------        -----------      -----------
BALANCE DECEMBER 31, 1996        3,125,000            5,208          249,792           255,838           510,838

Issuance of common stock           110,000              183          209,817              --             210,000
Common stock issued for
future services                    115,000              192          299,808              --             300,000

Net income (unaudited)                --               --               --             175,121           175,121
                               -----------      -----------      -----------        -----------      -----------
BALANCE MARCH 31, 1997
(unaudited)                      3,350,000            5,583          759,417           430,959         1,195,959

Distributions                         --               --               --            (153,733)         (153,733)
Warrants issued under stock
option plans                          --               --          4,588,641              --           4,588,641
Net loss (4/1/97-12/31/97)            --               --               --          (3,802,925)       (3,802,925)
                               -----------      -----------      -----------        -----------      -----------
BALANCE DECEMBER 31, 1997        3,350,000            5,583        5,348,058        (3,525,699)        1,827,942


Net loss (unaudited)                  --               --               --            (224,568)         (224,568)
                               -----------      -----------      -----------        -----------      -----------
BALANCE MARCH 31, 1998
 (unaudited)                     3,350,000      $     5,583      $ 5,348,058       $(3,750,267)      $ 1,603,374
                               ===========      ===========       ===========      ===========       ===========




                 See accompanying notes to financial statements.

                                RARE MEDIUM, INC.
                            STATEMENTS OF CASH FLOWS


                                                     Period                                                  (Unaudited)
                                              September 25, 1995                                         Three Months Ended
                                                       to              Years Ended December 31,                March 31
                                               December 31, 1995        1996           1997           1997                 1998
                                               -----------------     -----------    -----------     ---------          -----------
CASH FLOWS FROM
 OPERATING ACTIVITIES:
    Net income (loss)                            $    66,022         $   189,816    $(3,627,804)     $ 175,121         $  (224,568)
    Non-cash items included in
      net income (loss):
    Depreciation and amortization                      3,958              33,593        106,840         13,495              43,376
    Non Cash Compensation Expense                       --                  --        4,088,641           --                  --
    Non Cash Finders Fee Expense                        --                  --          500,000           --                  --
    Deferred income taxes                               --                (3,365)        13,104         14,681              (2,386)
    Deferred rent payable                               --                  --           29,986           --                44,679
    Changes in assets and
      liabilities:

      Accounts receivable                            (76,660)             10,569     (1,194,973)      (261,663)             91,957
      Work in process                                   --               (93,242)       (21,021)         2,606              59,513
      Prepaid expenses                                  --                (5,150)         5,150           --              (131,088)
      Prepaid taxes                                     --                  --           (5,688)        (3,156)              1,737

      Accounts payable                                   178               6,566        155,480         30,272             121,836
      Income taxes payable                              --                22,014        (21,589)       (21,689)               (100)
      Accrued payroll expense                           --                26,708        (26,312)       (22,478)            131,500
      Deferred revenue                                10,000             103,842        119,943         21,864            (164,535)
                                                 -----------         -----------    -----------    -----------         -----------
 NET CASH PROVIDED
 (USED) BY OPERATING
 ACTIVITIES                                            3,498             291,351        121,757        (50,947)            (28,079)
                                                 -----------         -----------    -----------    -----------         -----------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
    Additions to property and
      equipment                                      (39,258)           (122,090)      (330,269)       (63,767)           (464,598)
    Change in security deposits                         --               (12,000)       (30,400)          --                (2,330)
                                                 -----------         -----------    -----------    -----------         -----------
 NET CASH USED BY
  INVESTING ACTIVITIES                               (39,258)           (134,090)      (360,669)       (63,767)           (466,928)
                                                 -----------         -----------    -----------    -----------         -----------

 CASH FLOWS FROM
 FINANCING ACTIVITIES:
    Change in officers' loan                          35,055             (35,055)          --             --                  --
    Proceeds from issuance of
      notes                                             --                  --          350,000           --             1,150,000
    Proceeds from issuance of
      common stock                                     5,000             250,000        210,000        210,000                --
    Dividends to Stockholders                           --                  --         (153,733)          --                  --
                                                 -----------         -----------    -----------    -----------         -----------
NET CASH PROVIDED BY
  FINANCING ACTIVITIES                                40,055             214,945        406,267        210,000           1,150,000
                                                 -----------         -----------    -----------    -----------         -----------

 NET INCREASE IN CASH
 AND CASH AND CASH
 EQUIVALENTS:                                          4,295             372,206        167,355         95,286             654,993

   Beginning                                            --                 4,295        376,501        376,501             543,856
                                                 -----------         -----------    -----------    -----------         -----------
 CASH AND CASH
 EQUIVALENTS:

  End                                            $     4,295         $   376,501    $   543,856    $   471,787         $ 1,198,849
                                                 ===========         ===========    ===========    ===========         ===========
 Supplemental disclosures of
 cash flow information -
    Cash paid during the year for:
      Income taxes                                      --           $       493    $    43,308    $    28,189         $     1,374
                                                 -----------         -----------    -----------    -----------         -----------
      Interest                                          --                  --             --             --           $     1,208
                                                 -----------         -----------    -----------    -----------         -----------


                 See accompanying notes to financial statements

                                RARE MEDIUM, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


Nature of Operations - Rare Medium, Inc. (the Company) is an internet solutions company that provides for its clients various types of interactive computer services, such as website development and intra/extranet and CD-ROM development.

The Company incorporated on September 25, 1995 under the laws of the State of New York. The Company was primarily owned (approximately 90%) by six stockholders as of December 31, 1997. There are other investors who share in the ownership of the remaining 10% of the Company in unequal proportions. Subsequent to the date of these financial statements, ownership of the Company has changed.


The Company's clients are located throughout the United States.

Revenue Recognition - The Company recognizes revenue over the period of time of each engagement using primarily the percentage of completion method of accounting using labor hours incurred as the measure of progress towards completion. Deferred revenues represent the amounts invoiced in advance of services being performed. Work in progress consists of the cost of services performed which have not been billed.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Property and Equipment - Property and equipment are stated at cost. Depreciation is computed using an accelerated method over the estimated useful lives of the assets. Amortization on leasehold improvements is calculated over the life of the related leases or assets, whichever is shorter.

Cash and Cash Equivalents - Cash and cash equivalents represent money markets and other highly liquid investments maturing in 90 days or less. As of December 31, 1997 and March 31, 1998, the Company held cash in demand accounts at banks in excess of the federally insured amounts.

Income Taxes - The company has elected "S" Corporation status, effective January 1, 1996, under the applicable provisions of the Internal Revenue Code and New York State income tax law. The net income of the Company flows through to the shareholders' income tax return. Accordingly, no provision for Federal income taxes has been made. The Company remains liable for New York State Corporation Tax and New York City General Corporation Tax.

Deferred taxes result from temporary differences in the recognition of revenues and expenses for financial statement and tax purposes. The primary temporary differences arise from the use of the cash receipts and disbursements method of reporting income for tax purposes.

Allowance for Doubtful Accounts - The Company has established an allowance for doubtful accounts based on collection experience and management's evaluation of collectible outstanding accounts receivable. The allowance for doubtful accounts was $50,000, $50,000 and $0 as of March 31, 1998 and December 31, 1997 and 1996,
respectively.

                                   (continued)

                                RARE MEDIUM, INC.
                          NOTES TO FINANCIAL STATEMENTS



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)


Concentration of Credit Risks - Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company limits its exposure to credit loss by depositing its cash and cash equivalents with high credit quality financial institutions. The Company believes the risk with respect to trade receivables is mitigated, to some extent, by the fact that the Company's customer base is geographically dispersed and is highly diversified. The Company has not experienced any significant credit losses to date. At times, the Company may receive professional services revenues from individual clients, or agencies, of up to 20% of total revenues (in one case in 1996 in excess of 20%). However, the Company expects these clients to vary from year to year. The Company does not believe that it is dependent upon any single customer.


NOTE 2 - INTERIM FINANCIAL INFORMATION

The financial statements and related financial information as of March 31, 1997 and 1998 and for the three months ended March 31, 1997 and 1998 are unaudited. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations have been included. Results of operations for the three months ended March 31, 1998 may not be indicative of the results expected for the year ending December 31, 1998.

NOTE 3 - PROPERTY AND EQUIPMENT


                                         December 31,         December 31,        (Unaudited)           (Unaudited)
                                            1996                  1997          March 31, 1997         March 31, 1998
                                         ------------         ------------      --------------         --------------
Equipment                                 $102,021             $408,429             $154,552             $570,807
Furniture and fixtures                      59,327               83,188               70,563              109,865
Leasehold improvements
                                              --                   --                   --                275,543
                                          --------             --------             --------             --------
          Total                            161,348              491,617              225,115              956,215
Less:     Accumulated depreciation          37,551              144,391               51,046              187,767
                                          --------             --------             --------             --------
          Total                           $123,797             $347,226             $174,069             $768,448
                                          ========             ========             ========             ========

NOTE 4 - INCOME TAXES

The provisions for New York State and City income taxes are comprised of the following components:


                                         December 31,         December 31,        (Unaudited)           (Unaudited)
                                            1996                  1997          March 31, 1997         March 31, 1998
                                         ------------         ------------      --------------         --------------
         Current                            22,507               $16,031            $ 3,344                 $  3,011
         Deferred                           (3,365)               13,104             14,681                   (2,386)
                                          --------               -------            -------                 --------
                  Total                   $ 19,142               $29,135            $18,025                 $    625
                                          ========               =======            =======                 ========

                                   (continued)

                                RARE MEDIUM, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE 5 - COMMITMENTS

The Company entered into an office lease dated 11/1/97 for a period of ten years and two months. Future minimum lease payments are as follows:

                     1998                                $   100,000
                     1999                                    153,000
                     2000                                    157,590
                     2001                                    162,317
                     2002                                    172,290
                     Thereafter                            1,076,761
                                                         -----------
                            Total                        $ 1,821,958
                                                         ===========

The lease includes six month rent abatement. Rent has been calculated as a straight-line cost over the life of the lease. This has given rise to a deferred rent payable of $29,986 and $74,665 as of December 31, 1997 and March 31, 1998, respectively. The Company has operating leases for equipment expiring within the next three years. Future minimum lease payments at March 31, 1998 are as follows:


                     1998                                $ 4,716
                     1999                                  6,288
                     2000                                  1,778
                                                         -------
                               Total                     $12,782
                                                         =======

NOTE 6 - RELATED PARTY TRANSACTIONS

The Company received straight trade credits of $300,000 in exchange for shares of common stock in the year ended December 31, 1997. The straight trade credits are to be used in the purchase of advertising time or space in the United States. These trade credits had not been utilized as of March 31, 1998 and will be amortized as the services are provided.


NOTE 7 - NOTE PAYABLE

The Company has notes payable to ICC Technologies in principal amounts totalling $350,000 and $1,500,000 at December 31, 1997 and March 31, 1998. These notes were cancelled in connection with the acquisition of the Company on April 15, 1998 (see Note 9).


                                   (continued)

                                RARE MEDIUM, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE 8 - DEFERRED REVENUE

The Company has deferred revenue for services invoiced but not completed of $135,706, $69,250, $233,785, and $113,842 as of March 31, 1997 and 1998 and
December 31, 1997 and 1996, respectively. Estimates have been used to determine job completion percentages.

NOTE 9 - SUBSEQUENT EVENTS


On April 15, 1998, the Company was acquired by ICC Technologies, Inc., a publicly held company. In consideration for the acquisition, the stockholders of Rare Medium, Inc. received, in exchange for all of their outstanding shares of common stock, a total of approximately $46.2 million, consisting of a combination of $10 million in cash, $22.2 million in a promissory note and the remainder in 4,269,300 shares of common stock of ICC Technologies, Inc.


NOTE 10 - STOCK OPTIONS AND WARRANTS


The Company issued a warrant under an employment agreement to Glenn Meyers on November 17, 1997. The warrant enabled Mr. Meyers to purchase 850,000 shares of Rare Medium stock at an exercise price of .67 cents per share. The stock was fully vested and immediately exercisable on the issue date. The option was exercised on April 10, 1998 in a cashless transaction, in which shares received were reduced by 42,405 representing the value of the exercise price of the option. In accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation", the Company has recorded compensation expense of $4,088,641 which represents the market value of the stock at both December 31, 1997 and March 31, 1998.

The Company also issued a warrant under a separate agreement to a non-employee for services rendered as finders fees' on November 17, 1997. The warrant is for the purchase of 1,484,500 shares of Rare Medium stock at an exercise price of
 .67 cents per share. The stock was fully vested and immediately exercisable on the issue date. The option was exercised on April 14, 1998 in a cashless transaction, in which shares received were reduced by 74,600, representing the value of the exercise price of the option. In accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation", the Company has valued and recorded the finders fee at $500,000 at December 31, 1997 based on the value of the services received by the Company.

(b) Pro forma financial information.



Index to Pro Forma Consolidated Financial Statements (unaudited):           Page
                                                                            ----
         Introduction                                                        25


         Pro Forma Consolidated Balance Sheet as of March 31, 1998           26
                 (unaudited)

         Pro Forma Consolidated Statement of Operations for the year          28
                 ended December 31, 1997 (unaudited)

         Pro Forma Consolidated Statement of Operations for the three months  29 ended March 31, 1998 (unaudited)

         Notes to Pro Forma Consolidated Financial Statements                 30

            ICC UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


INTRODUCTION


         The following financial statements set forth the Company's: (i) unaudited pro forma consolidated balance sheet as of March 31, 1998 in order to illustrate the effect upon the Company's historical financial position as if the acquisition by merger of Rare Medium, Inc. (the "Acquisition") had occurred on that date and (ii) unaudited pro forma consolidated statement of operations for the year ended December 31, 1997 for the three month period ended March 31, 1998 in order to demonstrate the effects upon the Company's historical results of operations as if the Acquisition had occurred at January 1, 1997.

         The pro forma consolidated financial statements have been prepared from the historical financial statements of the Company and Rare Medium, Inc. and certain adjustments with respect to the Acquisition as explained hereafter.

                             ICC TECHNOLOGIES, INC.
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1998
                                   (Unaudited)



                                     ASSETS
                                                       Historical                               Pro Forma
                                                           ICC            Historical           Adjustments            Pro Forma
                                                       Technologies       Rare Medium            DR.(CR.)            As Adjusted
                                                       ------------       ------------       -------------          -------------
CURRENT ASSETS:
          Cash and cash equivalents                    $ 17,289,611       $  1,198,849       $(10,000,000)(1)       $  8,188,460

                                                                                                 (300,000)(7)
          Accounts receivable                             1,612,188          1,169,107               --                2,781,295
          Inventories                                     2,269,174             54,750               --                2,323,924
          Prepaid expenses and other                        306,532              3,951               --                  310,483
                                                       ------------       ------------       ------------           ------------
                   Total current assets                  21,477,505          2,426,657        (10,300,000)            13,604,162

PROPERTY, PLANT AND EQUIPMENT                             2,495,488            768,448               --                3,263,936
NOTES RECEIVABLE FROM RARE
    MEDIUM                                                1,500,000               --           (1,500,000)(4)
RESTRICTED CASH                                             750,000               --                 --                  750,000
INVESTMENT IN ENGLEHARD
   HEXCORE                                                  249,772               --                 --                  249,772
OTHER ASSETS, net                                            31,186            344,730               --                  375,916
INTANGIBLE ASSETS                                              --                 --           44,942,623(2)          44,942,623
                                                       ------------       ------------       ------------           ------------
                   Total assets                        $ 26,503,951       $  3,539,835       $ 33,142,623           $ 63,186,409
                                                       ============       ============       ============           ============


        The accompanying notes are an integral part of the unaudited pro forma consolidated financial statements.

                                    Continued

                             ICC TECHNOLOGIES, INC.
                 PRO FORMA CONSOLIDATED BALANCE SHEET, Continued
                              AS OF MARCH 31, 1998
                                   (Unaudited)



                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                         Historical                             Pro Forma
                                                            ICC            Historical          Adjustments           Pro Forma
                                                        Technologies       Rare Medium           DR.(CR.)            As Adjusted
                                                        ------------       -----------         -----------           ------------

CURRENT LIABILITIES:
          Accounts payable                              $  1,065,188       $    284,060               --            $  1,349,248
          Short-term loan                                  2,750,000               --                 --               2,750,000
          Accrued liabilities                              3,391,713             83,151               --               3,474,864
          Deferred revenue                                      --               69,250               --                  69,250
                                                        ------------       ------------       ------------          ------------
           Total current
              liabilities                                  7,206,901            436,461               --               7,643,362
                                                        ------------       ------------       ------------          ------------

NOTES PAYABLE                                                 93,678               --         $(22,200,000)(1)        22,293,678

NOTES PAYABLE TO ICC TECHNOLOGIES                               --            1,500,000          1,500,000(4)               --

COMMITMENTS AND CONTINGENCIES                                   --                 --                 --                    --



STOCKHOLDERS' EQUITY:
          Common stock, $.01 par value,
          authorized 50,000,000 shares,
          issued 21,519,998 shares as of
          March 31, 1998 and 25,789,298
          pro forma shares as of
          March 31, 1998                                     215,200              5,583              5,583(5)            257,893
                                                                                                   (42,693)(1)
          Additional paid-in capital                      51,346,744          5,348,058          5,348,058(5)         65,350,048
                                                                                               (14,003,304)(1)
          Note receivable from officer                      (230,467)              --                 --                (230,467)
          Accumulated deficit                            (31,956,675)        (3,750,267)        (3,750,267)(5)       (31,956,675)
          Less: Treasury common stock                       (171,430)              --                 --                (171,430)
                                                        ------------       ------------       ------------          ------------
          Total stockholders' equity                      19,203,372          1,603,374        (12,442,623)           33,249,369
                                                        ------------       ------------       ------------          ------------
Total liabilities and stockholders' equity              $ 26,503,951       $  3,539,835       $(33,142,623)         $ 63,186,409
                                                        ============       ============       ============          ============





        The accompanying notes are an integral part of the unaudited pro forma consolidated financial statements.

                                       27





                             ICC TECHNOLOGIES, INC.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                   (Unaudited)


                                                          Historical                              Pro Forma
                                                             ICC              Historical         Adjustments             Pro Forma
                                                        Technologies         Rare Medium          DR.(CR.)              As Adjusted
                                                        ------------        -------------       ------------           -------------
REVENUES                                                        --          $  3,856,223        $       --                3,856,223
COST OF SALES                                                   --            (1,538,678)               --               (1,538,678)
                                                        ------------        ------------        ------------           ------------
          Gross profit                                          --             2,317,545                --                2,317,545


OPERATING EXPENSES:
General and administrative                              $  1,991,594           1,349,494                --                3,341,088
Equity interest in net loss of
Englehard/ICC                                            11,985,361                --                  --                11,985,361
Amortization of goodwill                                        --                  --            22,471,312(3)          22,471,312
Stock-based compensation                                        --             4,088,641                --                4,088,641
Finders fee                                                     --               500,000                --                  500,000
                                                        ------------        ------------        ------------           ------------
          Total operating expenses                        13,976,955           5,938,135          22,471,312             42,386,402
                                                        ------------        ------------        ------------           ------------


 (Loss) income  from operations                          (13,976,955)         (3,620,590)         22,471,312            (40,068,857)

OTHER INCOME (EXPENSE):
Interest income                                              492,870              21,921                --                  514,791
Interest expense                                                --                  --            (1,887,000)(6)         (1,887,000)
                                                        ------------        ------------        ------------           ------------
          Other income (expense)                             492,870              21,921           1,887,000             (1,372,209)
                                                        ------------        ------------        ------------           ------------

NET (LOSS) INCOME BEFORE
 INCOME TAXES                                            (13,484,085)         (3,598,669)         24,358,312            (41,441,066)

Provision for income taxes                                      --                29,135                --                   29,135
                                                        ------------        ------------        ------------           ------------

NET INCOME (LOSS)                                       $(13,484,085)       $ (3,627,804)       $ 24,358,312           $(41,470,201)
                                                        ============        ============        ============           ============
BASIC AND DILUTED
EARNINGS PER SHARE                                      $      (0.63)                                                  $      (1.62)
                                                        ============                                                   ============
   Net loss per share
   Weighted average common
   shares outstanding                                     21,339,635                               4,269,300             25,608,935
                                                        ============                            ============           ============


        The accompanying notes are an integral part of the unaudited pro forma consolidated financial statements.

                             ICC TECHNOLOGIES, INC.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                   (Unaudited)




                                                          Historical                             Pro Forma
                                                             ICC            Historical          Adjustments             Pro Forma
                                                         Technologies       Rare Medium          DR.(CR.)              As Adjusted
                                                        -------------       ------------        ------------           ------------
REVENUES                                                $  1,530,561        $  1,041,532        $       --             $  2,572,093
COST OF SALES                                             (1,860,935)           (620,428)               --               (2,481,363)
                                                        ------------        ------------        ------------           ------------
           Gross (loss) profit                              (330,374)            421,104                --                   90,730

OPERATING EXPENSES:
Marketing                                                    480,810                --                  --                  480,810
Engineering                                                  254,125                --                  --                  254,125
General and administrative                                   977,393             650,006                --                1,627,399
Amortization of goodwill                                        --                  --             5,617,828(3)           5,617,828
                                                        ------------        ------------        ------------           ------------
          Total operating expenses                         1,712,328             650,006           5,617,828              7,980,162
                                                        ------------        ------------        ------------           ------------
Loss from operations                                      (2,042,702)           (228,902)          5,617,828             (7,889,432)


OTHER INCOME (EXPENSE):
Interest income                                              102,837               6,167                --                  109,004
Interest expense                                             (47,716)             (1,208)            471,750(6)            (520,674)
Gain on restructuring                                     24,256,769                --                  --               24,256,769
Equity interest in net loss of
Englehard Hexcore                                            (41,450)               --                  --                  (41,450)
                                                        ------------        ------------        ------------           ------------
          Other income                                    24,270,440               4,959             471,750             23,803,649
                                                        ------------        ------------        ------------           ------------

NET INCOME (LOSS)                                       $ 22,227,738        $   (223,943)       $  6,089,578           $ 15,914,217
                                                        ============        ============        ============           ============

BASIC EARNINGS PER SHARE
  Net income per share                                  $       1.04                                                   $       0.62
  Weighted Average Common                               ============                                                   ============
  shares outstanding                                      21,453,771                               4,269,300             25,723,071
                                                        ============                            ============           ============

DILUTED EARNINGS PER SHARE
  Net income per share                                  $       1.03                                                    $      0.62
                                                        ============                                                   ============
  Weighted average common and
   common equivalent shares
   outstanding                                            21,569,879                               4,269,300             25,839,179
                                                        ============                            ============           ============



        The accompanying notes are an integral part of the unaudited pro forma consolidated financial statements.

                             ICC TECHNOLOGIES, INC.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS



1. Basis of Presentation: The unaudited pro forma consolidated financial statements are presented to illustrate the effect of the acquisition by merger of Rare Medium, Inc. (the "Acquisition"), which occurred on April 15, 1998, on the Company's financial position as if it occurred on March 31, 1998, and to demonstrate the effects upon the Company's historical results of operations for the fiscal year ended December 31, 1997 and for the three months ended March 31, 1998, as if the Acquisition occurred on January 1, 1997.


Rare Medium, Inc., formed in September, 1995 ("Rare Medium") is an internet professional services company engaged in the design, delivery and implementation of internet web site applications and strategies with its principal offices located in New York City and an office in Los Angeles.


The unaudited pro forma consolidated financial statements are not necessarily indicative of the financial position or results of operations had the aforementioned Acquisition occurred on those dates, nor are they necessarily indicative of future results of the Company's operations.

The unaudited pro forma consolidated financial statements have been prepared from the historical financial statements of the Company and Rare Medium and contain certain adjustments with respect to the Acquisition as explained hereafter. The pro forma adjustments are based upon available information and upon certain assumptions that the Company believes are reasonable. The unaudited pro forma consolidated statements of operations for the three months ended March 31, 1998 and the year ended December 31, 1997 do not include any nonrecurring adjustments that may have resulted from the transaction.

2. Purchase Price: The total consideration paid by the Company was approximately $46.2 million and consisted of a combination of $10 million in cash, $22.2 million in a promissory note and the remainder in 4,269,300 shares of common stock of ICC. The fair value of ICC's common stock issued as consideration for the Acquisition was determined based on a value of $3.29 per share which represented the average of the closing prices of ICC common stock for the period April 13, 1998 to April 17, 1998.

The merger agreement required 2,000,000 shares of ICC common stock to be placed in escrow for a period of 12 months. The common stock placed in escrow will serve as collateral for any damages or losses for which the Company is entitled to indemnification pursuant to the Merger Agreement. Management of the Company has determined that it is probable that all shares will be issued and, accordingly, have been recognized in the purchase price consideration.

3. Accounting Treatment: The acquisition of Rare Medium was accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the net assets acquired and liabilities assumed on the basis of their fair values on the acquisition date. Approximately $1.6 million of the purchase price was allocated to net tangible assets consisting primarily of cash, accounts receivable, work-in-process, property and equipment, accounts payable and deferred revenue. The historical carrying amounts of such net assets approximated their fair values. The purchase price and costs associated with the acquisition, in excess of the identified net assets in the amount of $45 million was allocated to goodwill and amortized over its estimated useful life of two years.

4. Pro Forma Adjustments:

(1) The pro forma adjustments reflect the recording of the purchase price consideration paid by the Company consisting of $10 million in cash, issuance of a $22.2 million promissory note and issuance of 4,269,300 shares of common stock valued at $3.29 per share.

(2) The pro forma adjustment reflects the allocation to goodwill which represents the purchase price and acquisition costs, (see note (7) below) in excess of the identified net assets in the amount of $45 million.

(3) The pro forma adjustment reflects the amortization of goodwill. The amortization period is two years.

(4) The pro forma adjustment reflects the elimination of the notes payable and receivable between Rare Medium and ICC Technologies. The notes were cancelled on the date of the Acquisition.

(5) The pro forma adjustment reflects the removal of the equity of Rare Medium resulting from the acquisition.

(6) The pro forma adjustment reflects the recording of interest expense on the $22.2 million promissory note, calculated with an interest rate of 8.5%.

(7) The pro forma adjustment reflects the costs related to the acquisition.

5. Income Taxes: The Company has incurred significant losses since inception and had federal net operating loss carryforwards (NOL's) of approximately $47 million at December 31, 1997, which begin to expire in 1999. Management believes that any federal tax liability resulting from operating income generated by Rare Medium will be eliminated due to utilization of these NOL's. However, the availability and use of these NOL's against future taxable income may be limited by Internal Revenue Code Section 382 as a result of certain changes in ownership that have occurred.


6. Promissory Note Payable: The $22.2 million promissory note ("Note") issued by the Company as part of the purchase price consideration is payable in equal installments of $11.1 million on April 15, 2000 and April 15, 2001. The Note bears interest at the prime rate. Interest is payable on a semi-annual basis in cash or ICC common stock at the election of ICC. Payment of interest in common stock is subject to certain limitations.


In the event the Company closes on a secondary offering with proceeds in excess of $50 million, all amounts outstanding under the Note are immediately due and payable. If the proceeds of the offering are between $20 million and $50 million, then 40% of the proceeds in excess of $20 million shall be applied as payment on the Note.

7. Operating Segments: It is management's view that the business of ICC which existed prior to the Acquisition, i.e. that of designing, manufacturing and marketing fully integrated climate control systems and the business of Rare Medium, an internet professional services company will be separate and distinct businesses and operating segments of the Company.

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


(c)  Exhibits

Exhibit No.      Description
-----------      -----------

2.1* Merger Agreement and Plan of Reorganization dated as of April 8, 1998, by and among ICC Technologies, Inc., RareMedium Acquisition Corp., Rare Medium, Inc. and the Founding Stockholders named therein (Previously filed).

23               Consent of Gould & Company, P.C., Independent Accountants to
                 Rare Medium, Inc.

* Certain of the Exhibits and Schedules to the Merger Agreement and Plan of Reorganization have been omitted from Exhibit 2.1. ICC Technologies, Inc. hereby agrees to furnish supplementally a copy of any of such omitted Exhibits or Schedules to the Securities and Exchange Commission upon request.


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


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned hereto duly authorized.

                             ICC TECHNOLOGIES, INC.
                             ----------------------
                                   Registrant


                             By:  /s/ Glenn S. Meyers
                                  ----------------------------
                                  Glenn S. Meyers, President
                                  and Chief Executive Officer


Date:  June 25, 1998



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